Prospectus Supplement Filed pursuant to Rule 424(b)(3)
Registration No. 333-137242

PROSPECTUS SUPPLEMENT NO. 7

DATED AUGUST 14, 2007

(To Prospectus Declared Effective on December 6, 2006)

INTERSEARCH GROUP, INC.

4,285,095 Shares

Common Stock

This Prospectus Supplement No. 7 supplements information contained in, and should be read in conjunction with, that certain Prospectus, dated December 6, 2006 (the “Original Prospectus”), as supplemented by that certain Prospectus Supplement No. 1, dated January 11, 2007 (“Supplement No. 1”), that certain Prospectus Supplement No. 2, dated January 23, 2007 (“Supplement No. 2”), that certain Prospectus Supplement No. 3 dated February 28, 2007 (“Supplement No. 3”), that certain Prospectus Supplement No. 4 dated March 30, 2007 (“Supplement No. 4”), that certain Prospectus Supplement No. 5 dated April 6, 2007 (“Supplement No. 5”) and that certain Prospectus Supplement No. 6 dated May 14, 2007 (“Supplement No. 6”). This Prospectus Supplement No. 7 is not complete without, and may not be delivered or used except in connection with, the Original Prospectus, Supplement No. 1, Supplement No. 2, Supplement No. 3, Supplement No. 4, Supplement No. 5 and Supplement No. 6. The shares that are the subject of the Original Prospectus, as supplemented, have been registered to permit their resale to the public by the selling shareholders named therein. We are not selling any shares of common stock in this offering and therefore will not receive any proceeds from this offering, other than the exercise price, if any, to be received upon exercise of the warrants referred to in the prospectus.

This Prospectus Supplement No. 7 includes the following document, as filed by us with the Securities and Exchange Commission:

•	The attached Quarterly Report on Form 10QSB of InterSearch Group, Inc.

Our common stock is traded on the American Stock Exchange, under the symbol “IGO”.

The Securities and Exchange Commission and state securities regulators have not approved or disapproved these securities or determined if this Prospectus Supplement No. 7 (or the Original Prospectus, Supplement No. 1, Supplement No. 2, Supplement No. 3, Supplement No. 4, Supplement No. 5 or Supplement No. 6) is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this Prospectus Supplement No. 7 is August 14, 2007.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 10-QSB

☒	Quarterly report under Section 13 or 15(d) of the Securities Exchange Act of 1934

For the quarterly period ended June 30, 2007.

☐	Transition report under Section 13 or 15(d) of the Exchange Act

For the transition period from              to             .

Commission File Number 00-51776

INTERSEARCH GROUP, INC.

(Exact name of small business issuer as specified in its charter)

Florida	59-3234205
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

222 Kearny Street, Suite 550, San Francisco, CA 94108

(Address of Principal Executive Offices)

(415) 962-9700

(Issuer’s Telephone Number, Including Area Code)

Check whether the issuer (1) filed all reports required to be filed by Section 13 or 15(d) of the Exchange Act during the past 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days.    Yes  ☒    No  ☐

Indicate by check mark whether the registrant is a shell company (as defined in Rule 12b-2 of the Exchange Act).    Yes  ☐    No  ☒

Indicate the number of shares outstanding of each of the issuer’s classes of common equity, as of the latest practicable date:

As of July 31, 2007, there were 24,713,506 shares of the registrant’s common stock outstanding.

Transitional Small Business Disclosure Format (check one):    Yes  ☐    No  ☒

INTERSEARCH GROUP, INC. AND SUBSIDIARIES

INTERSEARCH GROUP, INC. AND SUBSIDIARIES

PART I. – FINANCIAL INFORMATION

ITEM 1 – FINANCIAL STATEMENTS

Condensed Consolidated Balance Sheets

(In thousands, except share and per share data)

	June 30, 2007	December 31, 2006
	(unaudited)
Assets

Current assets:
Cash	$1,582	347
Accounts receivable	4,004	4,060
Prepaid expenses and other	300	196
Deferred income taxes	23	38

Total current assets	5,909	4,641

Office equipment and leasehold improvements, net	1,400	1,416
Debt issuance costs, net	661	743
Patents and trademarks, net	78	83
Domains, net	13,717	13,398
Goodwill	573	573
Other assets	125	—
Deferred income taxes	335	253

Total	$22,798	21,107

Liabilities and Stockholders’ Equity

Current liabilities:
Revolving line of credit	—	518
Accrued liabilities	1,286	1,002
Accounts payable	871	1,793
Deferred revenue	3	60

Total current liabilities	2,160	3,373
Notes Payable, net of discount	6,609	6,561

Total Liabilities	8,769	9,934

Stockholders’ equity:
Preferred stock, $.001 par value, 5,000,000 shares authorized, no shares issued and outstanding	—	—
Common stock, $.001 par value; 125,000,000 shares authorized, 24,705,506 and 25,051,432 issued and outstanding	25	25
Additional paid-in capital	8,598	8,713
Retained earnings	5,406	2,435

Total stockholders’ equity	14,029	11,173

Total	$22,798	21,107

See accompanying Notes to Condensed Consolidated Financial Statements.

INTERSEARCH GROUP, INC. AND SUBSIDIARIES

Condensed Consolidated Statements of Earnings (Unaudited)

(In thousands, except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2007	2006	2007	2006
Revenues	$7,164	6,432	18,008	14,456
Cost of revenues	3,241	2,365	6,612	4,884

Gross profit	3,923	4,067	11,396	9,572

Operating expenses:
Sales and marketing expense	254	227	492	501
General and administrative expense	2,790	2,153	5,327	3,858

Total operating expenses	3,044	2,380	5,819	4,359

Earnings from operations	879	1,687	5,577	5,213
Interest expense	288	8	594	36
Loss on derivative instrument	—	—	—	19

Earnings before income taxes	591	1,679	4,983	5,158
Income taxes	259	696	2,012	2,097

Net earnings	$332	983	2,971	3,061

Basic earnings per share	$.01	.04	.12	.12

Diluted earnings per share	$.01	.04	.10	.11

See accompanying Notes to Condensed Consolidated Financial Statements.

INTERSEARCH GROUP, INC. AND SUBSIDIARIES

Condensed Consolidated Statements of Stockholders’ Equity

For the Six Months Ended June 30, 2007 and 2006

(Dollars in thousands)

	Common Stock		Additional Paid-In Capital	Retained Earnings (Accumulated Deficit)	Notes Receivable	Total Stockholders’ Equity
	Shares	Amount
Balance at December 31, 2005	25,219,282	$25	4,054	(982)	(65)	3,032
Exercise of common stock options (unaudited)	9,375	—	2	—	—	2
Common stock offering costs (unaudited)	—	—	(9)	—	—	(9)
Warrant liability, reclassified to stockholders’ equity (unaudited)	—	—	3,283	—	—	3,283
Retirement of 250,000 shares of common stock (unaudited)	(250,000)	—	(250)	—	—	(250)
Repayment of notes receivable (unaudited)	—	—	—	—	65	65
Stock compensation (unaudited)	—	—	97	—	—	97
Net earnings (unaudited)	—	—	—	3,061	—	3,061

Balance at June 30, 2006 (unaudited)	24,978,657	$25	7,177	2,079	—	9,281

Balance at December 31, 2006	25,051,432	$25	8,713	2,435	—	11,173
Exercise of common stock options (unaudited)	84,374	—	29	—	—	29
Exercise of common stock warrants, net (unaudited)	194,700	—	210	—	—	210
Retirement of 625,000 shares of common stock (unaudited)	(625,000)	—	(750)	—	—	(750)
Stock compensation (unaudited)	—	—	396	—	—	396
Net earnings (unaudited)	—	—	—	2,971	—	2,971

Balance at June 30, 2007 (unaudited)	24,705,506	$25	8,598	5,406	—	14,029

See accompanying Notes to Condensed Consolidated Financial Statements.

INTERSEARCH GROUP, INC. AND SUBSIDIARIES

Condensed Consolidated Statements of Cash Flows (Unaudited)

(In thousands)

	Six Months Ended June 30,
	2007	2006
Cash flows from operating activities:
Net earnings	$2,971	3,061
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation	210	74
Amortization of domains and other	510	438
Amortization of debt issuance costs and discounts	130	—
Deferred income tax benefit	(67)	(75)
Loss on derivative instrument	—	19
Stock compensation	396	97
Decrease (increase) in accounts receivable	56	(412)
Increase in prepaid expenses and other	(104)	(225)
(Decrease) increase in accounts payable	(922)	35
Increase (decrease) in accrued liabilities	284	(56)
Decrease in deferred revenue	(57)	(300)
Increase in other assets	(125)	—

Net cash provided by operating activities	3,282	2,656

Cash flows from investing activities:
Purchase of office equipment and leasehold improvements	(194)	(462)
Purchase of domains	(824)	(284)

Net cash used in investing activities	(1,018)	(746)

Cash flows from financing activities:
Proceeds from exercise of common stock warrants	210	—
Retirement of common stock	(750)	(250)
Repayment of note payable	—	(693)
Repayment of note receivable	—	65
Net decrease in revolving line of credit	(518)	(726)
Common stock offering costs	—	(9)
Exercise of common stock options	29	2

Net cash used in financing activities	(1,029)	(1,611)

Net increase in cash	1,235	299
Cash at beginning of period	347	576

Cash at end of period	$1,582	875

Supplemental disclosure of cash flow information:
Cash paid during the period for:
Interest	$483	33

Income taxes	$1,546	2,128

Noncash financing activity-
Common stock warrants reclassified to additional paid-in capital	$—	3,283

See accompanying Notes to Condensed Consolidated Financial Statements.

INTERSEARCH GROUP, INC. AND SUBSIDIARIES

Notes to Condensed Consolidated Financial Statements

For the Six Months Ended June 30, 2007 and 2006 (Unaudited)

(1) Description of Business and Basis of Presentation

The accompanying unaudited condensed consolidated financial statements include the accounts of InterSearch Group, Inc. and its wholly-owned subsidiaries which consist of Walnut Ventures, Inc. (“Walnut”), InterSearch Corporate Services, Inc. (“ICS”), La Jolla Internet Properties, Inc. (“La Jolla”), Internet Revenue Services, Inc. (“IRS”), Overseas Internet Properties, Inc. (“Overseas”), and Dotted Ventures, Inc. (“Dotted”), collectively, the “Company”.

The unaudited condensed consolidated financial statements of the Company have been prepared in accordance with accounting principles generally accepted in the United States of America for interim financial information and pursuant to the instructions of Item 310(b) of Regulation S-B under the Securities Act of 1933, as amended. Accordingly, they do not include all of the information and notes required by generally accepted accounting principles for annual financial statements. In the opinion of management, all adjustments (consisting only of normal recurring adjustments) considered necessary for a fair presentation have been included. Operating results for the three and six months ended June 30, 2007 are not necessarily indicative of the results that may be expected for the year ended December 31, 2007, or for any other period. The condensed consolidated balance sheet at December 31, 2006 has been derived from the audited consolidated financial statements at that date, but does not include all of the information and notes required by accounting principles generally accepted in the United States of America for complete financial statements. These unaudited condensed consolidated financial statements and notes should be read in conjunction with the Company’s audited financial statements and accompanying notes included in the Annual Report on Form 10-KSB for the year ended December 31, 2006 filed with the Securities and Exchange Commission.

Walnut operates in the pay-per-click search engine and Internet advertising industries.

ICS is engaged principally in the business of providing highly skilled Internet and technology consultants through outsourcing to entities operating within the banking, insurance and securities sectors. ICS’s primary market is the continental United States.

La Jolla operates in the pay-per-click search engine and Internet advertising industries.

IRS owns and maintains a large portion of the domain portfolio that operates in the direct navigation market, including www.irs.com.

Overseas operates in the international pay-per-click search engine and Internet advertising industries.

Dotted owns an ICANN accredited domain Registrar business that is expected to help the Company build out its service offering in and around domain portfolio management.

(2) Significant Accounting Policies

The preparation of condensed consolidated financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the condensed consolidated financial statements and the reported amounts of revenues and expenses during the reporting periods. These judgments are difficult as matters that are inherently uncertain directly impact their valuation and accounting. Actual results may vary from management’s estimates and assumptions.

The Company’s significant accounting policies are disclosed in the Company’s Annual report on Form 10-KSB for the year ended December 31, 2006 filed with the Securities and Exchange Commission.

(continued)

INTERSEARCH GROUP, INC. AND SUBSIDIARIES

Notes to Condensed Consolidated Financial Statements, Continued

(2) Significant Accounting Policies, Continued

Stock Compensation. Effective January 1, 2006, the Company adopted the fair value recognition provisions of Financial Accounting Standards Board (FASB) Statement No. 123(R), Share-Based Payment, (Statement of Financial Accounting Standards (SFAS) 123(R)), using the modified-prospective-transition method. Under that transition method, compensation cost recognized includes: (a) compensation cost for all share-based payments granted prior to, but not yet vested as of January 1, 2006 based on the grant date fair value calculated in accordance with the original provisions of SFAS 123, and (b) compensation cost for all share-based payments granted subsequent to December 31, 2005, based on the grant-date fair value estimated in accordance with the provisions of SFAS 123(R).

The Company established the 2004 Equity Incentive Plan (the “2004 Plan”) for employees and non-employee directors of the Company and reserved 1,531,624 shares of common stock for the 2004 Plan.

The Company’s board of directors terminated the 2004 Plan and replaced it with the 2005 Equity Incentive Plan (“2005 Plan”) as of December 16, 2005. This termination did not affect any outstanding options under the 2004 Plan, and all such options will continue to remain outstanding and governed by the 2004 Plan. Any Company employee, director, officer, consultant or advisor is eligible to receive an award under the 2005 Plan. The 744,124 shares available for issuance under the 2004 Plan as of December 16, 2005 were transferred to the 2005 Plan. On December 16, 2005, the Board of Directors of the Company approved and adopted an amendment to the 2005 Plan, subject to approval by the holders of a majority of the common stock, which approval became effective on July 27, 2006. The amendment increases from 744,124 to 1,744,124, the number of shares of common stock available to be granted under the 2005 Plan. At June 30, 2007, 89,046 shares remained available for grant.

Both incentive stock options and nonqualified stock options can be granted under the stock option plans. The exercise price of the stock options is determined by the board of directors at the time of grant, but can not be less than the fair market value of the common stock on the date of grant. The stock options vest over four years. The stock options must be exercised within ten years from the date of grant.

A summary of the stock option activity in the Company’s equity incentive plans is as follows (dollars in thousands, except per share amounts):

	Number of Shares	Weighted- Average Per Share Exercise Price	Weighted- Average Remaining Contractual Term	Aggregate Intrinsic Value
Outstanding at December 31, 2006	1,612,500	$1.24
Granted	955,000	2.63
Forfeited	(231,563)	1.57
Exercised	(84,374)	.35

Outstanding at June 30, 2007	2,251,563	$1.83	8.9 years	$1,227

Exercisable at June 30, 2007	757,113	$1.30	8.3 years	$706

The total intrinsic value of options exercised during the three and six months ended June 30, 2007 was $2,000 and $191,500 respectively, compared to $4,500 and $13,500 respectively for the same periods in 2006. There was no tax benefit recognized for the incentive stock options exercised in any of these periods. At June 30, 2007, the Company had 1,494,450 unvested stock options outstanding and there was $1.4 million of total unrecognized compensation expense related to unvested share-based compensation arrangements granted under the plans. This cost is expected to be recognized monthly on a straight-line basis over the appropriate vesting periods through May 31, 2011. The total fair value of shares vested and recognized as compensation expense was $248,000 and $396,000 for the three and six months ended June 30, 2007, respectively, compared to $67,000 and $97,000 respectively for the same periods in 2006. The associated income tax benefit recognized was $76,000 and $104,000 in the three and six months ended June 30, 2007, respectively, compared to $8,000 and $20,000 respectively for the same periods in 2006.

(continued)

INTERSEARCH GROUP, INC. AND SUBSIDIARIES

Notes to Condensed Consolidated Financial Statements, Continued

(2) Significant Accounting Policies, Continued

Stock Compensation, Continued. The fair value of each option granted for the three and six months ended June 30, 2007 and 2006 is estimated on the date of grant using the Black-Scholes option-pricing model with the following assumptions (dollars in thousands, except per share data):

	Three Months Ended June 30,
	2007	2006
Risk-free interest rate	3.875% - 4.25%	5.11%
Dividend yield	—	—
Expected volatility	48%	32%
Expected life in years	5.75 - 6.25	6.25
Grant-date fair value of options issued during the period	$483	$212
Per share value of options at grant date	$1.23 -$1.25	$0.67

	Six Months Ended June 30,
	2007	2006
Risk-free interest rate	3.625% - 4.75%	4.61% - 5.11%
Dividend yield	—	—
Expected volatility	48% - 49%	32% - 34%
Expected life in years	5 - 6.25	6.25
Grant-date fair value of options issued during the period	$1,233	$279
Per share value of options at grant date	$1.19 - $1.59	$0.67

As part of its adoption of SFAS 123(R), the Company examined its historical pattern of option exercises in an effort to determine if there were any patterns based on certain employee populations. From this analysis, the Company could not identify any patterns in the exercise of options. As such, the Company used the guidance in Staff Accounting Bulletin No. 107 issued by the Securities and Exchange Commission to determine the estimated life of stock options issued subsequent to the adoption of SFAS 123(R). Based on this guidance, the estimated term was deemed to be the midpoint of the vesting term and the contractual term ((vesting term and original contractual term)/2). Expected volatility is based on historical volatility of the Company’s common stock. The risk-free rate is based on the U.S. Treasury Strips with similar expected lives at the time of grant. The dividend yield is based on the Company’s history and expectation of dividend payments.

(3) Earnings Per Share

Basic earnings per share is computed on the basis of the weighted-average number of common shares outstanding. Diluted earnings per share is computed based on the weighted-average number of shares outstanding plus the effect of outstanding stock options and warrants, computed using the treasury stock method. Earnings per common share have been computed based on the following:

(continued)

INTERSEARCH GROUP, INC. AND SUBSIDIARIES

Notes to Condensed Consolidated Financial Statements, Continued

(3) Earnings Per Share, Continued

	Three Months Ended June 30,
	2007			2006
	Earnings	Weighted- Average Shares	Per Share Amount	Earnings	Weighted- Average Shares	Per Share Amount
	(dollars in thousands, except per share amounts)
Basic:
Net earnings available to common stockholders	$332	24,911,026	$.01	$983	25,198,101	$.04
Effect of dilutive securities:
Incremental shares from assumed conversion of options	—	594,028		—	399,588
Incremental shares from assumed conversion of warrants	—	3,394,853		—	1,875,000

Diluted:
Net earnings available to common stockholders and assumed conversions	$332	28,899,907	$.01	$983	27,472,689	$.04

	Six Months Ended June 30,
	2007			2006
	Earnings	Weighted- Average Shares	Per Share Amount	Earnings	Weighted- Average Shares	Per Share Amount
	(dollars in thousands, except per share amounts)
Basic:
Net earnings available to common stockholders	$2,971	25,032,143	$.12	$3,061	25,209,525	$.12
Effect of dilutive securities:
Incremental shares from assumed conversion of options	—	597,800		—	359,254
Incremental shares from assumed conversion of warrants	—	3,430,424		—	1,875,000

Diluted:
Net earnings available to common stockholders and assumed conversions	$2,971	29,060,367	$.10	$3,061	27,443,779	$.11

At June 30, 2007, the following options were excluded from the calculation of earnings per share due to the exercise price exceeding the market price:

Number of Outstanding Options	Exercise Price	Expiration Date
30,000	$2.55	2017
250,000	$3.10	2017

(continued)

INTERSEARCH GROUP, INC. AND SUBSIDIARIES

Notes to Condensed Consolidated Financial Statements, Continued

(4) Warrants

At June 30, 2007, outstanding warrants to purchase the Company’s common stock were as follows:

Number of Common Stock Warrants	Exercise Price	Expiration Date
39,063	$1.60	October 7, 2010
477,000	$1.60	July 20, 2011
5,324,700	$1.20	September 29, 2010
625,000	$0.80	September 29, 2010

6,465,763

(5) Income Taxes

The Company records deferred income tax assets and liabilities to reflect the tax consequences on future years of temporary differences between revenues and expenses reported for financial statement and those reported for income tax purposes. The Company measures deferred tax assets and liabilities using the enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be realized or settled. Valuation allowances are provided against assets which are not likely to be realized.

The Company and its subsidiaries file a consolidated income tax return. Income taxes are allocated proportionately as if separate income tax returns were filed.

(6) Preferred Stock

The Company has authorized 5,000,000 shares of preferred stock. As of June 30, 2007, the Company has no outstanding shares of preferred stock.

(7) Notes Payable

In July 2006, the Company completed the sale of 13.50% Senior Subordinated Notes due 2011 in the aggregate principal amount of $7.0 million (the “Notes”), together with 195,000 shares of common stock and warrants to purchase up to an aggregate of 477,000 shares of common stock at an exercise price of $1.60. The warrants expire in July 2011. This debt financing resulted in gross proceeds of $7.0 million before placement agent fees and expenses associated with the transaction, which in aggregate totaled approximately $1.3 million consisting of debt issuance cost of $806,000 and debt discount of $483,000. The debt issuance costs are amortized over the term of the Notes using the effective interest method. The Notes issued by the Company are secured by first lien on all assets of tax-related internet domains, including www.irs.com, and a second lien on all other assets of the Company, subordinated to the lien on all other assets of the Company’s senior lender, Silicon Valley Bank. Prior to maturity, the Notes (i) will be interest-only for the first two years; (ii) will amortize 20% of the principal amount in year three; will amortize 25% of the principal amount in year four; and (iii) will amortize the remainder of the principal amount in year five, with payments of principal, as applicable, and interest due monthly. The Notes can be prepaid by the Company in whole or in part in any amount greater than $100,000 at any time without penalty. The note holders will have the right to accelerate repayment of the Notes if, among other things, the Company does not meet certain financial ratios per the agreement as of the last day of any fiscal quarter. Using the Black-Scholes option-pricing model, assuming that the risk-free interest rate was 5.11%, there would be no dividends paid by the Company, the contractual life was 2.5 years and 27% stock volatility, the fair value of the warrants issued was estimated to be $171,000. The combined fair value of the common stock and warrants issued was estimated to be $483,000. The Company recorded an original issue discount for this amount, which was reflected as a reduction of the outstanding subordinated debt balance of $7 million. The Company is amortizing the original issue discount over the life of the Notes using the effective interest method.

(continued)

INTERSEARCH GROUP, INC. AND SUBSIDIARIES

Notes to Condensed Consolidated Financial Statements, Continued

(8) Contingencies

The Company may become subject to governmental regulation arising from the normal course of business. On April 17, 2007 the U.S. House of Representatives passed H.R. 1677, The TaxPayer Protection Act of 2007 (“H.R. 1677”). Section 8 of H.R. 1677 amends Section 333, Title 31 of the U.S. Code to include Internet domain addresses in the prohibition on misuse of the U.S. Department of the Treasury names and symbols. The Company owns the Internet domain address www.irs.com, which is an acronym commonly associated with the Internal Revenue Service, a division of the U.S. Department of the Treasury. The ultimate impact of H.R. 1677, in its current form, is not presently determinable; however there can be no assurance that passage into law would not adversely affect the Company’s use of its Internet domain address www.irs.com as well as the Company’s overall operations.

INTERSEARCH GROUP, INC. AND SUBSIDIARIES

Review by Independent Registered Public Accounting Firm

Hacker, Johnson & Smith PA, the Company’s independent registered public accounting firm, have made a limited review of the financial data as of June 30, 2007, and for the three and six month periods ended June 30, 2007 and 2006 presented in this document, in accordance with standards established by the Public Company Accounting Oversight Board.

Their report furnished pursuant to Article 10 of Regulation S-X is included herein.

Report of Independent Registered Public Accounting Firm

InterSearch Group, Inc.

San Francisco, California:

We have reviewed the accompanying condensed consolidated balance sheet of InterSearch Group, Inc. and Subsidiaries (the “Company”) as of June 30, 2007, the related condensed consolidated statements of earnings for the three and six month periods ended June 30, 2007 and 2006, and the related condensed consolidated statements of stockholders’ equity and cash flows for the six month periods ended June 30, 2007 and 2006. These interim condensed financial statements are the responsibility of the Company’s management.

We conducted our reviews in accordance with the standards of the Public Company Accounting Oversight Board (United States). A review of interim financial information consists principally of applying analytical procedures and making inquiries of persons responsible for financial and accounting matters. It is substantially less in scope than an audit conducted in accordance with the standards of the Public Company Accounting Oversight Board, the objective of which is the expression of an opinion regarding the financial statements taken as a whole. Accordingly, we do not express such an opinion.

Based on our reviews, we are not aware of any material modifications that should be made to the accompanying interim condensed consolidated financial statements for them to be in conformity with U.S. generally accepted accounting principles.

We have previously audited, in accordance with the standards of the Public Company Accounting Oversight Board, the consolidated balance sheet as of December 31, 2006, and the related consolidated statements of operations, stockholders’ equity and cash flows for the year then ended (not presented herein); and in our report dated March 27, 2007, we expressed an unqualified opinion on those financial statements. In our opinion, the information set forth in the accompanying condensed consolidated balance sheet as of December 31, 2006, is fairly stated, in all material respects, in relation to the consolidated balance sheet from which it has been derived.

/s/ Hacker, Johnson & Smith PA
HACKER, JOHNSON & SMITH PA
Tampa, Florida
July 27, 2007

INTERSEARCH GROUP, INC. AND SUBSIDIARIES

ITEM 2 – MANAGEMENT’S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION

When reading this section of this Quarterly Report, it is important that you also read the financial statements and related notes included elsewhere in this Quarterly Report and our Annual Report on From 10-KSB for the fiscal year ended December 31, 2006. This section of this Quarterly Report contains forward–looking statements that involve risks and uncertainties, such as statements of our plans, objectives, expectations, and intentions. We use words such as “anticipate,” “estimate,” “plan,” “project,” “continuing,” “ongoing,” “expect,” “believe,” “intend,” “may,” “will,” “should,” “could,” and similar expressions to identify forward–looking statement for many reasons, including those described in our Annual Report on Form 10-KSB for the fiscal year ended December 31, 2006 filed with the Securities and Exchange Commission (the “SEC”). The risks described in our Annual Report on Form 10-KSB for the fiscal year ended December 31, 2006 are not the only risks facing our Company. Additional risks and uncertainties not currently known to us or that we currently deem to be immaterial also may materially adversely affect our business, financial condition or operating results.

OVERVIEW

We primarily provide Internet search services that facilitate access to relevant information on the Internet. Our Internet search services enable businesses to increase their online transactions through targeted online advertising to Internet users in response to their keyword search queries.

We review our operations based on both our financial results and non–financial measures. Among the key financial factors upon which management focuses in reviewing performance are revenue–per–click and cost–per–click, which for the six months ended June 30, 2007 were approximately $0.28 and $0.10, respectively, compared to approximately $0.24 and $0.07, respectively for the six months ended June 30, 2006. When an Internet user clicks–through on a sponsored listing through our distribution network, our arrangements with our advertising network partners and direct advertisers provide that we receive a fixed percentage of their related advertising revenue. We currently depend, and expect to continue to depend in the near future, upon a relatively small number of advertising network partners and direct advertisers for a significant percentage of our revenues. Our advertising network partners, Yahoo! Search Marketing and Ask.com, formerly known as Ask Jeeves, together represented approximately 83% and 65% of our revenues for the six months ended June 30, 2007 and 2006, respectively. A significant reduction in click–throughs or an advertising network partner exerting significant pricing pressures on us would have a material adverse effect on our results of operations. Our largest expense is traffic acquisition costs, which consists primarily of revenue–sharing payments to our distribution network partners for access to their online user traffic. We are striving to decrease our cost–per–click by increasing the number of proprietary web properties that we own and manage. When Internet users access our owned or managed websites through direct navigation, it reduces our payments to distribution network partners.

The key non–financial measure that management reviews is number of click–throughs on advertiser listings, we call “paid clicks”, which for the six months ended June 30, 2007 and 2006 were approximately 62 million and 51 million, respectively. Our revenue growth depends, in part, on our ability to increase the number of paid clicks on the sponsored listings of our advertising network partners and direct advertisers displayed on our distribution network. We intend to expand and diversify our proprietary traffic sources, specifically by increasing our presence in the direct navigation market and increasing the number of other proprietary web properties that we own and manage.

The historical financial information reflected in this Quarterly Report does not include certain expenses that we will incur as the result of being a public company. For example, we will incur expenses relating to compliance with the provisions of the Sarbanes–Oxley Act of 2002 and the reporting requirements of the SEC. In addition, our operating expenses will increase as a result of implementing our growth strategy, as we will likely improve our information systems and reporting systems and increase personnel.

INTERSEARCH GROUP, INC. AND SUBSIDIARIES

Recent Developments

The application of new and existing laws and regulations to the Internet or other online services, could have a material adverse effect on our business, prospects, financial condition and results of operations. For example, on April 17, 2007, the U.S. House of Representatives passed H.R. 1677, The TaxPayer Protection Act of 2007 (“H.R. 1677”). Section 8 of H.R. 1677 amends Section 333, Title 31 of the U.S. Code to include Internet domain addresses in the prohibition on misuse of the U.S. Department of the Treasury names and symbols. We own the Internet domain address www.irs.com, which is an acronym commonly associated with the Internal Revenue Service, a division of the U.S. Department of the Treasury. The passage of H.R. 1677 into law in its current form could adversely affect the Company’s use of its Internet domain address www.irs.com as well as the Company’s overall operations. However, we believe that it is premature to assess the impact of H.R. 1677 on the Company’s business, as the passage of this bill into law in its identical form is currently too speculative. In the event H.R. 1677 becomes law in its current form, the Company intends to be diligent in its communications with the Internal Revenue Service in an effort to mitigate any potential negative effects of such legislation.

Business Segments

We had no reportable segments for the quarter ended June 30, 2007 and as such, prior year amounts were reclassified for comparability purposes.

Quarterly Results May Fluctuate

We enter into agreements with various distribution partners to provide distribution for the URL strings and advertisement listings of our advertising network partners. We generally pay distribution partners based on a percentage of revenue or a fixed amount per click-through on these listings. The level of paid clicks contributed by our distribution partners has varied, and we expect it will continue to vary, from quarter to quarter and year to year, sometimes significantly, for several reasons, including our ability to increase our distribution, which impacts the number of Internet users who have access to advertisers’ listings on our network, the amount these advertisers spend on their sponsored listings and the number of our advertising network partners.

We anticipate that these variables will fluctuate in the future, affecting our growth rate and our financial results. In particular, it is difficult to project the number of paid clicks we will deliver to our advertising network partners and web properties, how much advertisers will spend, and the rate of revenue sharing with our distribution network partners.

Our quarterly results have fluctuated in the past and may fluctuate in the future due to seasonal fluctuations in the level of Internet usage. As is typical in our industry, the second and third quarters of the calendar year generally experience relatively lower usage than the first and fourth quarters. It is generally understood that during the spring and summer months of the year, Internet usage is lower than during other times of the year, especially in comparison to the fourth quarter of the calendar year. The extent to which usage may decrease during these off-peak periods is difficult to predict. In addition, we expect that our acquisition of the website business of www.irs.com will further cause our revenues to be largely seasonal in nature, with peak revenues occurring during the tax filing season of January through April. Therefore, our quarterly results should not be relied upon as indicative of results for the entire fiscal year.

INTERSEARCH GROUP, INC. AND SUBSIDIARIES

RESULTS OF OPERATIONS

The following table sets forth information for the three and six months ended June 30, 2007 and 2006 derived from our unaudited condensed consolidated financial statements which, in the opinion of our management, reflect all adjustments, which are of a normal recurring nature, necessary to present such information fairly (in thousands).

	Three Months Ended June 30,		Six Months Ended June 30,
	2007	2006	2007	2006
Statements of Earnings Data:
Revenues	$7,164	6,432	18,008	14,456

Cost of revenues	3,241	2,365	6,612	4,884
Sales and marketing	254	227	492	501
General and administrative	2,790	2,153	5,327	3,858

Total expenses	6,285	4,745	12,431	9,243

Earnings from operations	879	1,687	5,577	5,213
Interest expense	288	8	594	36
Loss on derivate instrument	—	—	—	19

Earnings before income taxes	591	1,679	4,983	5,158
Income taxes	259	696	2,012	2,097

Net earnings	$332	983	2,971	3,061

The following table sets forth our historical operating results as a percentage of revenue for the periods indicated:

	Three Months Ended June 30,		Six Months Ended June 30,
	2007	2006	2007	2006
Revenues	100%	100%	100%	100%

Cost of revenues	45	37	37	33
Sales and marketing	4	4	3	4
General and administrative	39	33	29	27

Total expenses	88	74	69	64

Earnings from operations	12	26	31	36
Interest expense	4	—	3	—

Earnings before income taxes	8	26	28	36
Income taxes	3	11	11	15

Net earnings	5	15	17	21

INTERSEARCH GROUP, INC. AND SUBSIDIARIES

Three Months Ended June 30, 2007 Compared to Three Months Ended June 30, 2006

Revenue. Revenue increased 11% from $6.4 million for the three months ended June 30, 2006 to $7.2 million for the same period in 2007. This increase is attributable to an increase in traffic to our proprietary websites through a combination of efforts in Search Engine Marketing, or Internet advertising, and Search Engine Optimization, or improving algorithmic search rankings. In addition, we incurred a $384,000 revenue credit from one of our advertising network partners that decreased the revenue growth rate. This chargeback was related to a new traffic source, which ultimately fell short of company quality standards.

Cost of Revenue. For the three months ended June 30, 2006 cost of revenue was $2.4 million and increased to $3.2 million for the same period in 2007. This 37% increase is primarily attributable to additional traffic acquisition costs to drive revenue growth. Approximately 29% of this increase is the result of normal traffic acquisition costs, and 8% corresponds to the revenue credit from an advertising network partner for which there was no corresponding offset to costs.

Sales and Marketing. Sales and marketing expense increased from $227,000 for the three months ended June 30, 2006 to $254,000 for the same period in 2007. This increase of $27,000 is mainly attributable to an increase in personnel and consulting costs.

General and Administrative. General and administrative expenses increased 30% from $2.2 million for the three months ended June 30, 2006 to $2.8 million for the same period in 2007. The increase is due to an increase in depreciation and amortization of $100,000, an increase in technology infrastructure consulting costs of $186,000, an increase in computer related maintenance and service costs of $107,000, and an increase in personnel and benefit, facility, and other various operating costs of $244,000. The increases from an overall standpoint were necessary to support continued growth in operations. We expect that our general and administrative expenses will continue to increase to the extent we expand our operations and incur additional costs in connection with being a public company, such as professional fees and insurance.

Interest Expense. Interest expense was $8,000 for the three months ended June 30, 2006 compared to $288,000 for the same period in 2007. The increase in interest expense is related to the sale of 13.50% notes in July 2006 in the aggregate principal amount of $7.0 million.

Income Taxes. Our provision for income taxes was $696,000, an effective tax rate of 41%, for the three months ended June 30, 2006 and decreased to $259,000, an effective tax rate of 44%, for the same period in 2007. This decrease is primarily a result of a decrease in our pretax earnings from $1.7 million for the three months ended June 30, 2006 compared to pretax earnings of $591,000 for the three months ended June 30, 2007. The statutory effective tax rate is approximately 40%. Differences from the statutory effective tax rate result from permanent tax differences.

Net Earnings. As a result of the foregoing, net earnings for the three months ended June 30, 2007 was $332,000 or $0.01 per basic and diluted share compared to net earnings of $983,000 or $0.04 per basic and diluted share for the same period in 2006.

INTERSEARCH GROUP, INC. AND SUBSIDIARIES

Six Months Ended June 30, 2007 Compared to Six Months Ended June 30, 2006

Revenue. Revenue increased 25% from $14.5 million for the six months ended June 30, 2006 to $18 million for the same period in 2007. This increase is attributable to an increase in traffic to our proprietary websites through a combination of efforts in Search Engine Marketing, or Internet advertising, and Search Engine Optimization, or improving algorithmic search rankings.

Cost of Revenue. For the six months ended June 30, 2006 cost of revenue was $4.9 million and increased to $6.6 million for the same period in 2007. This 35% increase is primarily attributable to additional traffic acquisition costs and is commensurate with our efforts to increase revenue during the period.

Sales and Marketing. Sales and marketing expense decreased from $501,000 for the six months ended June 30, 2006 to $492,000 for the same period in 2007.

General and Administrative. General and administrative expenses increased 38% from $3.9 million for the six months ended June 30, 2006 to $5.3 million for the same period in 2007. The increase is due to an increase in depreciation and amortization of $208,000, an increase in technology infrastructure consulting costs of $364,000, an increase in computer related maintenance and service costs of $195,000, and an increase in personnel and benefit, facility, and other various operating costs of $702,000. The increases from an overall standpoint were necessary to support continued growth in operations. We expect that our general and administrative expenses will continue to increase to the extent we expand our operations and incur additional costs in connection with being a public company, such as professional fees and insurance.

Interest Expense. Interest expense was $36,000 for the six months ended June 30, 2006 compared to $594,000 for the same period in 2007. The increase in interest expense is related to the sale of 13.50% notes in July 2006 in the aggregate principal amount of $7.0 million.

Income Taxes. Our provision for income taxes was $2.1 million, an effective tax rate of 41%, for the six months ended June 30, 2006 and decreased to $2 million, an effective tax rate of 40%, for the same period in 2007. This decrease is primarily a result of a decrease in our pretax earnings from $5.2 million for the six months ended June 30, 2006 compared to pretax earnings of $5 million for the six months ended June 30, 2007. The statutory effective tax rate is approximately 40%. Differences from the statutory effective tax rate result from permanent tax differences.

Net Earnings. As a result of the foregoing, net earnings for the six months ended June 30, 2007 was $3 million or $0.12 per basic and $0.10 per diluted share compared to net earnings of $3.1 million or $0.12 per basic and $0.11 per diluted share for the same period in 2006.

INTERSEARCH GROUP, INC. AND SUBSIDIARIES

LIQUIDITY AND CAPITAL RESOURCES

Since inception, we have financed our growth primarily through operations and the use of our line of credit. We have engaged in private sales of our common stock and debt financing in order to fund the purchase price of some of our acquisitions. As of June 30, 2007, we had $1.6 million in cash as compared to $347,000 at December 31, 2006.

We have a revolving line of credit with Silicon Valley Bank, which allows borrowings up to $1.25 million. The facility bears interest at 9.00% and requires the payment of a collateral handling fee ranging from 0.1% to 0.25% per month of financed receivables. As of June 30, 2007, we had no outstanding balance under this credit facility.

In July 2006, we completed the sale of the Notes, together with 195,000 shares of common stock and warrants to purchase up to an aggregate of 477,000 shares of common stock at an exercise price of $1.60. The warrants expire in July 2011. This debt financing resulted in gross proceeds of $7.0 million before placement agent fees and expenses associated with the transaction, which totaled approximately $1.3 million.

Both the loan agreement and the investment agreement for the Notes contain restrictions of a nature generally found in agreements of these types that may limit our ability to, among other things, sell or acquire assets, incur additional indebtedness, make certain investments, purchase capital stock, and pay dividends.

The proceeds from the sale of the Notes were used to redeem 1,025,000 shares of our common stock held in escrow for DotCom Corporation for a purchase price of $6,150,000, pursuant to the terms of a call option agreement and to pay $847,000 plus applicable interest pursuant to our settlement agreement with SmashClicks, LLC, both of which were paid in August, 2006.

We continually review our capital requirements to ensure that we have sufficient funding available to support our anticipated levels of operations, obligations and growth strategies. We intend to use cash flow from operations, availability under our credit line, or a combination of both to fund anticipated levels of operations and acquisitions for the next 12 months.

In the comparisons below, net cash flows provided by operating activities primarily consist of net earnings adjusted for certain items such as depreciation and amortization, deferred income taxes and changes in working capital.

INTERSEARCH GROUP, INC. AND SUBSIDIARIES

Cash Flows for the Six Months Ended June 30, 2007

Net cash provided by operating activities for the six months ended June 30, 2007 was $3.3 million consisting primarily of net earnings of $3 million, increased by depreciation and amortization of $720,000, stock compensation expense of $396,000, and partially offset by a decrease in accounts payable of $922,000.

Net cash used in investing activities for the six months ended June 30, 2007 of $1 million primarily was for the purchase of internet domains.

Net cash used in financing activities for the six months ended June 30, 2007 was $1 million. This is primarily attributable to the net decrease in our credit facility of $518,000 and the purchase of our common stock for $750,000, pursuant to stock repurchase agreements with three of our executive officers, partially offset by proceeds from exercise of common stock warrants and options. As of June 30, 2007 we did not have an outstanding principal balance on our credit facility.

Cash Flows for the Six Months Ended June 30, 2006

Net cash provided by operating activities for the six months ended June 30, 2006 was $2.7 million consisting primarily of net earnings of $3.1 million, increased by depreciation and amortization of $512,000, offset by an increase in accounts receivable of $412,000, an increase in prepaid expenses of $225,000, and a decrease in deferred revenue of $300,000.

Net cash used in investing activities for the six months ended June 30, 2006 of $746,000 primarily was for the purchase of internet domains and the establishment of a data warehouse system.

Net cash used in financing activities for the six months ended June 30, 2006 was $1.6 million. This is primarily attributable to the net decrease in our credit facility of $726,000, the first installment of the note payable of $693,000 and the retirement of common stock for $250,000. As of June 30, 2006 we did not have an outstanding principal balance on our credit facility.

CRITICAL ACCOUNTING POLICIES AND ESTIMATES

Our management’s discussion and analysis are based on our condensed consolidated financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States of America. The preparation of these condensed consolidated financial statements requires us to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements as well as the reported net sales and expenses during the reporting periods. On an ongoing basis, we evaluate our estimates and assumptions. We base our estimates on historical experience and on various other factors that we believe are reasonable under the circumstances, the results of which form the basis for making judgments about the carrying value of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions.

Our significant accounting policies are discussed in Note 2 to our unaudited condensed consolidated financial statements appearing at the beginning of this quarterly report and are fully disclosed in our annual report on Form 10-KSB for the year ended December 31, 2006 filed with the SEC.

INTERSEARCH GROUP, INC. AND SUBSIDIARIES

ITEM 3. CONTROLS AND PROCEDURES

Our Chief Executive Officer, Daniel M. O’Donnell, and Chief Financial Officer, Gary W. Bogatay, Jr., evaluated the effectiveness of our disclosure controls and procedures as of the end of the period covered by this report (the “Evaluation Date”), and concluded that, as of the Evaluation Date, our disclosure controls and procedures were effective to ensure that information we are required to disclose in our filings with the SEC under the Securities Exchange Act of 1934 is recorded, processed, summarized and reported, within the time periods specified in the SEC’s rules and forms, and to ensure that information we are required to disclose in our reports filed under the Exchange Act is accumulated and communicated to our management, including our principal executive officer and principal financial officer, as appropriate to allow timely decisions regarding required disclosure. There have been no changes in our internal controls over financial reporting identified in connection with this evaluation that occurred during the period covered by this report that have affected, or are reasonably likely to materially affect, our internal controls over financial reporting.

PART II – OTHER INFORMATION

ITEM 1. LEGAL PROCEEDINGS

We are not involved in any legal proceedings other than routine litigation arising in the normal course of business. We do not believe the results of such litigation, even if the outcome were unfavorable to us, would have a material adverse effect on our business, financial condition or results of operations.

ITEM 2. UNREGISTERED SALES OF EQUITY SECURITIES AND USE OF PROCEEDS

On May 10, 2007, our Board of Directors approved the repurchase of up to 625,000 shares of our issued and outstanding common stock at a maximum price of $1.20 per share. The repurchases were made for the purpose of taking advantage of our cash position to maximize long-term value for our shareholders.

The following table illustrates information related to the repurchase of our common stock during the quarter ended June 30, 2007.

Period	(a) Total Number of Shares (or Units) Purchased[1]	(b) Average Price Paid per Share (or Unit)	(c) Total Number of Shares (or Units) Purchased as Part of Publicly Announced Plans or Programs	(d) Maximum Number (or Approximate Dollar Value) of Shares (or Units) that May Yet Be Purchased Under the Plans or Programs
April 1, 2007 through April 30, 2007	—	—	—	—
May 1, 2007 through May 31, 2007	625,000	$1.20	—	—
June 1, 2007 through June 30, 2007	—	—	—	—
Total	625,000	$1.20	—	—

(1)	All repurchases were made on May 18, 2007 pursuant to privately negotiated transactions with affiliates.

INTERSEARCH GROUP, INC. AND SUBSIDIARIES

ITEM 3. DEFAULTS UPON SENIOR SECURITIES

Not applicable.

ITEM 4. SUBMISSION OF MATTERS TO A VOTE OF SECURITY HOLDERS

The Annual Meeting of Shareholders of InterSearch Group, Inc. was held on April 25, 2007. The following is a brief description of each matter voted upon at the meeting and the number of votes cast for and against, as well the number of abstentions as to each matter.

(a) Our shareholders elected the following persons as directors of InterSearch Group, Inc., with votes for, votes against and abstentions listed below for each nominee:

Director Nominee	Votes For	Votes Against	Abstain
Daniel M. O’Donnell	22,654,753	0	325,533
Frank McPartland	22,639,636	0	340,650
Lawrence J. Gibson	22,654,753	0	325,533
Charles K. Dargan II	22,654,753	0	325,533
Jeremiah Callaghan	22,654,753	0	325,533

(b) Our shareholders ratified the appointment of Hacker, Johnson & Smith, P.A. as the independent registered public accounting firm for InterSearch Group, Inc., for the fiscal year ending December 31, 2007, with votes for, votes against and abstentions listed below:

For	Against	Abstain
22,648,715	331,396	175

ITEM 5. OTHER INFORMATION

Not applicable.

INTERSEARCH GROUP, INC. AND SUBSIDIARIES

ITEM 6. EXHIBITS

Incorporated by Reference
Exhibit Number	Exhibit Description	Form	File No.	Exhibit No.	Filing Date	Filed Herewith
10.1	Stock Repurchase Agreement by and between Steven Ernst and InterSearch Group, Inc. dated May 18, 2007					X

10.2	Stock Repurchase Agreement by and between Robert Hoult and InterSearch Group, Inc. dated May 18, 2007					X

10.3	Stock Repurchase Agreement by and between Andrew Keery and InterSearch Group, Inc. dated May 18, 2007					X

10.4	Amendment No. 4 to InterSearch Group 2005 Equity Incentive Plan					X

15.1	Letter on Unaudited Interim Financial Information					X

31.1	Certification by Chief Executive Officer pursuant to Rule 13a-14(a) and 15d-14(a), as adopted pursuant to Section 302 of the Sarbanes-Oxley Act of 2002.					X

31.2	Certification by Chief Financial Officer pursuant to Rule 13a-14(a) and 15d-14(a), as adopted pursuant to Section 302 of the Sarbanes-Oxley Act of 2002.					X

32.1	Certification by Chief Executive Officer pursuant to 18 U.S.C. Section 1350, as adopted by Section 906 of the Sarbanes-Oxley Act of 2002.					X

32.2	Certification by Chief Financial Officer pursuant to 18 U.S.C. Section 1350, as adopted by Section 906 of the Sarbanes-Oxley Act of 2002.					X

INTERSEARCH GROUP, INC. AND SUBSIDIARIES

SIGNATURES

In accordance with the requirements of the Exchange Act, the registrant caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

INTERSEARCH GROUP, INC.

August 14, 2007	By	/s/ Daniel M. O’Donnell
Daniel M. O’Donnell
President and Chief Executive Officer
(Principal Executive Officer)

August 14, 2007	By	/s/ Gary W. Bogatay, Jr.
Gary W. Bogatay, Jr.
Chief Financial Officer, Secretary and Treasurer
(Principal Financial and Accounting Officer)

Exhibit 10.1

STOCK REPURCHASE AGREEMENT

THIS STOCK REPURCHASE AGREEMENT (this “Agreement”), is entered into as of May 18, 2007, by and between STEVEN ERNST (“Seller”) and INTERSEARCH GROUP, INC., a Florida corporation (the “Company”).

RECITALS

A. Seller holds shares of the Company’s Common Stock, $.001 par value per share (the “Common Stock”).

B. Seller desires to sell, and the Company desires to purchase from Seller, Two hundred and fifty thousand (250,000) shares of the Common Stock (the “Shares”) upon the terms and conditions herein set forth.

NOW THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants, agreements and conditions hereinafter set forth, and for good and other valuable consideration the receipt and sufficiency of which is hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

1.	SALE AND REPURCHASE OF SHARES

Subject to the terms and conditions of this Agreement, Seller hereby agrees to sell, assign, transfer, convey and deliver to the Company, and the Company hereby agrees to repurchase from Seller on the Closing Date, all of the Shares along with all increases, income, dividends, distributions and profits therefrom, and any and all other right, title and interest that Seller ever had or presently has in the Shares. Contemporaneously with the execution and delivery of this Agreement, Seller shall deliver to the Company all stock certificates representing the Shares, duly endorsed for transfer to the Company on and as of the Closing Date or with duly executed stock powers attached.

2.	PURCHASE PRICE – PAYMENT

2.1. Purchase Price. The aggregate purchase price (the “Purchase Price”) payable for the Shares shall be the sum of Three Hundred Thousand and 00/100 Dollars ($300,000).

2.2. Payment of Purchase Price. The Purchase Price shall be paid by the Company in full at the Closing (as such term is defined in Section 5 herein below).

3.	REPRESENTATIONS AND WARRANTIES OF SELLER

Seller makes the following representations and warranties to the Company, each of which is true and correct on the date hereof, shall be unaffected by any investigation heretofore or hereafter made by the Company, and shall survive the Closing of the transactions provided for herein.

3.1. Validity of Shares, Title, Power to Act, Validity of Agreement.

3.1.(a) Shares Validly Issued, Fully Paid and Nonassessable. Seller is the owner of record and beneficially of all of the Shares. There are no (a) securities convertible into or exchangeable for any of the Shares, (b) options, warrants or other rights to purchase or subscribe to any of the Shares, or (c) contracts, commitments, agreements, understandings or arrangements of any kind relating to the issuance, sale or transfer of any of the Shares.

3.1.(b) Title. Seller has, and at Closing the Company will receive, good and marketable title to the Shares, free and clear of all liens, security interests, levies, claims, pledges, equities, options, contracts, assessments, charges and other encumbrances or interests of any nature whatsoever, including, without limitation, voting trusts or agreements or proxies.

3.1.(c) Power. Seller has full power, legal right and authority to enter into, execute and deliver this Agreement and the other agreements, instruments and documents contemplated hereby, and to carry out the transactions contemplated hereby and thereby.

3.1.(d) Validity. This Agreement has been duly and validly executed and delivered by Seller and is the legal, valid and binding obligation of Seller, enforceable in accordance with its terms, except as such may be limited by bankruptcy, insolvency, reorganization or other laws affecting creditors’ rights generally, and by general equitable principles.

3.2. No Violation. Neither the execution and delivery of this Agreement nor the consummation by Seller of the transactions contemplated hereby and thereby (a) will violate any statute, law, ordinance, rule or regulation (collectively, “Laws”) or any order, writ, injunction, judgment, plan or decree (collectively, “Orders”) of any court, arbitrator, department, commission, board, bureau, agency, authority, instrumentality or other body, whether federal, state, municipal, foreign or other (collectively, “Government Entities”), (b) will require any authorization, consent, approval, exemption or other action by or notice to any Government Entity, or (c) will violate or conflict with, or constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, or will result in the termination of, or accelerate the performance required by, or result in the creation of any lien upon any of the assets of Seller (or the Shares) under, any term or provision of any contract, commitment, understanding, arrangement, agreement or restriction of any kind or character to which Seller is a party or by which Seller or any of their assets or properties may be bound or affected.

3.3. No Brokers or Finders. Seller not has retained, employed or used any broker or finder in connection with the transactions provided for herein or in connection with the negotiation thereof.

3.4. Disclosure. No representation or warranty by Seller in this Agreement, nor any statement, certificate, document or exhibit hereto furnished or to be furnished by or on behalf of Seller pursuant to this Agreement or in connection with transactions contemplated hereby, contains or shall contain any untrue statement of material fact or omits or shall omit a fact necessary to make the statements contained therein not misleading.

3.5. Access to Information. Prior to the date hereof, Seller and his legal and financial representatives have had the opportunity to ask questions of and receive answers from the Company, its officers and directors concerning the Company’s financial condition and business prospects, have requested copies of or access to certain documentation relating to the Company

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and its financial and business affairs and have received all of such copies or access so requested. The transactions provided for herein have been negotiated on an arms-length basis, and Seller is comfortable and satisfied that the purchase price of the Shares is a fair price.

3.6. Status. Seller is a sophisticated investor with knowledge and experience in business and financial matters. Seller is an Accredited Investor (as defined in Rule 501 of Regulation D under the Securities Act of 1933, as amended). Seller acknowledges that he is an executive officer of the Company.

4.	REPRESENTATIONS AND WARRANTIES OF COMPANY

The Company makes the following representations and warranties to Seller, each of which is true and correct on the date hereof, shall be unaffected by any investigation heretofore or hereafter made by Seller, and shall survive the Closing of the transactions provided for herein.

4.1. Corporate Organization. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Florida. All of the Shares are validly issued, fully paid and nonassessable.

4.2. Power. The Company has all requisite corporate power and authority to enter into, execute and deliver this Agreement and the other agreements, instruments and documents contemplated hereby, and to carry out the transactions contemplated hereby and thereby.

4.3. Validity. This Agreement has been duly and validly executed and delivered by the Company and is the legal, valid and binding obligation of the Company, enforceable in accordance with its terms, except as such may be limited by bankruptcy, insolvency, reorganization or other laws affecting creditors’ rights generally, and by general equitable principles.

5.	CLOSING

The closing (the “Closing”) of the transactions provided for herein shall take place at the offices of Foley & Lardner LLP at 100 North Tampa Street, Suite 2700, Tampa Florida, 33602, on May 18, 2007, or at such other time and place as the parties hereto shall agree upon in writing. Such date is referred to in this Agreement as the “Closing Date”.

6.	WAIVER AND RELEASE

In consideration of the payment of the Purchase Price, and in consideration of the other obligations of Company and Seller under this Agreement, each of Seller and Company hereby knowingly and voluntarily waives, releases and forever discharges the other party and its officers, directors, employees, shareholders, and affiliates, if applicable, from any and all claims, demands, damages, lawsuits, obligations, promises, and causes of action of any kind whatsoever, both known and unknown, at law or in equity, that he/it may have had or has against the other party at any time from the beginning of time up to and including the date of this Agreement relating to or arising out of the Shares or the ownership of the Shares.

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7.	MISCELLANEOUS

7.1. Further Assurance. From time to time, at the Company’s request and without further consideration, Seller will execute and deliver to the Company such documents and take such other action as the Company may reasonably request in order to consummate the transactions contemplated hereby.

7.2. Assignment; Parties in Interest.

7.2.(a) Assignment. Except as expressly provided herein, the rights and obligations of Seller hereunder may not be assigned, transferred or encumbered without the prior written consent of Company.

7.2.(b) Parties in Interest. This Agreement shall be binding upon, inure to the benefit of, and be enforceable by the respective successors and permitted assigns of the parties hereto. Nothing contained herein shall be deemed to confer upon any other person any right or remedy under or by reason of this Agreement.

7.3. Law Governing Agreement. This Agreement may not be modified or terminated orally, and shall be construed and interpreted according to the internal laws of the State of Florida, excluding any choice of law rules that may direct the application of the laws of another jurisdiction.

7.4. Amendment and Modification. This Agreement may be amended, modified or supplemented in such manner as may be agreed upon in writing by the parties hereto.

7.5. Entire Agreement. This instrument embodies the entire agreement between the parties hereto with respect to the transactions contemplated herein, and there have been and are no agreements, representations or warranties between the parties other than those set forth or provided for herein.

7.6. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

7.7. Headings. The headings in this Agreement are inserted for convenience only and shall not constitute a part hereof.

[Signatures on following page.]

4

IN WITNESS WHEREOF, the parties have executed this Stock Repurchase Agreement as of the date and year first above written.

THE COMPANY:

INTERSEARCH GROUP, INC., a Florida corporation

By:	/s/ Gary W. Bogatay, Jr.
Gary W. Bogatay, Jr.
Chief Financial Officer, Secretary, Treasurer

THE SELLER:

/s/ Steven Ernst
Steven Ernst

5

STOCK POWER

FOR VALUE RECEIVED, the undersigned, STEVEN ERNST (the “Assignor”), hereby sells, assigns and transfers unto INTERSEARCH GROUP, INC., a Florida corporation (the “Company”), Two Hundred Fifty Thousand (250,000) shares of the Common Stock of the Company, represented by Certificate No.             , and does hereby irrevocably constitute and appoint the Secretary of the Company to transfer such shares on the books of the Company.

Dated as of May 18, 2007.

“Assignor”

STEVEN ERNST

6

Exhibit 10.2

STOCK REPURCHASE AGREEMENT

THIS STOCK REPURCHASE AGREEMENT (this “Agreement”), is entered into as of May 18, 2007, by and between ROBERT HOULT (“Seller”) and INTERSEARCH GROUP, INC., a Florida corporation (the “Company”).

RECITALS

A. Seller holds shares of the Company’s Common Stock, $.001 par value per share (the “Common Stock”).

B. Seller desires to sell, and the Company desires to purchase from Seller, One hundred seventy five thousand (175,000) shares of the Common Stock (the “Shares”) upon the terms and conditions herein set forth.

NOW THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants, agreements and conditions hereinafter set forth, and for good and other valuable consideration the receipt and sufficiency of which is hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

1.	SALE AND REPURCHASE OF SHARES

Subject to the terms and conditions of this Agreement, Seller hereby agrees to sell, assign, transfer, convey and deliver to the Company, and the Company hereby agrees to repurchase from Seller on the Closing Date, all of the Shares along with all increases, income, dividends, distributions and profits therefrom, and any and all other right, title and interest that Seller ever had or presently has in the Shares. Contemporaneously with the execution and delivery of this Agreement, Seller shall deliver to the Company all stock certificates representing the Shares, duly endorsed for transfer to the Company on and as of the Closing Date or with duly executed stock powers attached.

2.	PURCHASE PRICE – PAYMENT

2.1. Purchase Price. The aggregate purchase price (the “Purchase Price”) payable for the Shares shall be the sum of Two hundred and ten Thousand and 00/100 Dollars ($210,000).

2.2. Payment of Purchase Price. The Purchase Price shall be paid by the Company in full at the Closing (as such term is defined in Section 5 herein below).

3.	REPRESENTATIONS AND WARRANTIES OF SELLER

Seller makes the following representations and warranties to the Company, each of which is true and correct on the date hereof, shall be unaffected by any investigation heretofore or hereafter made by the Company, and shall survive the Closing of the transactions provided for herein.

3.1. Validity of Shares, Title, Power to Act, Validity of Agreement.

3.1.(a) Shares Validly Issued, Fully Paid and Nonassessable. Seller is the owner of record and beneficially of all of the Shares. There are no (a) securities convertible into or exchangeable for any of the Shares, (b) options, warrants or other rights to purchase or subscribe to any of the Shares, or (c) contracts, commitments, agreements, understandings or arrangements of any kind relating to the issuance, sale or transfer of any of the Shares.

3.1.(b) Title. Seller has, and at Closing the Company will receive, good and marketable title to the Shares, free and clear of all liens, security interests, levies, claims, pledges, equities, options, contracts, assessments, charges and other encumbrances or interests of any nature whatsoever, including, without limitation, voting trusts or agreements or proxies.

3.1.(c) Power. Seller has full power, legal right and authority to enter into, execute and deliver this Agreement and the other agreements, instruments and documents contemplated hereby, and to carry out the transactions contemplated hereby and thereby.

3.1.(d) Validity. This Agreement has been duly and validly executed and delivered by Seller and is the legal, valid and binding obligation of Seller, enforceable in accordance with its terms, except as such may be limited by bankruptcy, insolvency, reorganization or other laws affecting creditors’ rights generally, and by general equitable principles.

3.2. No Violation. Neither the execution and delivery of this Agreement nor the consummation by Seller of the transactions contemplated hereby and thereby (a) will violate any statute, law, ordinance, rule or regulation (collectively, “Laws”) or any order, writ, injunction, judgment, plan or decree (collectively, “Orders”) of any court, arbitrator, department, commission, board, bureau, agency, authority, instrumentality or other body, whether federal, state, municipal, foreign or other (collectively, “Government Entities”), (b) will require any authorization, consent, approval, exemption or other action by or notice to any Government Entity, or (c) will violate or conflict with, or constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, or will result in the termination of, or accelerate the performance required by, or result in the creation of any lien upon any of the assets of Seller (or the Shares) under, any term or provision of any contract, commitment, understanding, arrangement, agreement or restriction of any kind or character to which Seller is a party or by which Seller or any of their assets or properties may be bound or affected.

3.3. No Brokers or Finders. Seller not has retained, employed or used any broker or finder in connection with the transactions provided for herein or in connection with the negotiation thereof.

3.4. Disclosure. No representation or warranty by Seller in this Agreement, nor any statement, certificate, document or exhibit hereto furnished or to be furnished by or on behalf of Seller pursuant to this Agreement or in connection with transactions contemplated hereby, contains or shall contain any untrue statement of material fact or omits or shall omit a fact necessary to make the statements contained therein not misleading.

3.5. Access to Information. Prior to the date hereof, Seller and his legal and financial representatives have had the opportunity to ask questions of and receive answers from the Company, its officers and directors concerning the Company’s financial condition and business prospects, have requested copies of or access to certain documentation relating to the Company

2

and its financial and business affairs and have received all of such copies or access so requested. The transactions provided for herein have been negotiated on an arms-length basis, and Seller is comfortable and satisfied that the purchase price of the Shares is a fair price.

3.6. Status. Seller is a sophisticated investor with knowledge and experience in business and financial matters. Seller is an Accredited Investor (as defined in Rule 501 of Regulation D under the Securities Act of 1933, as amended). Seller acknowledges that he is an executive officer of the Company.

4.	REPRESENTATIONS AND WARRANTIES OF COMPANY

The Company makes the following representations and warranties to Seller, each of which is true and correct on the date hereof, shall be unaffected by any investigation heretofore or hereafter made by Seller, and shall survive the Closing of the transactions provided for herein.

4.1. Corporate Organization. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Florida. All of the Shares are validly issued, fully paid and nonassessable.

4.2. Power. The Company has all requisite corporate power and authority to enter into, execute and deliver this Agreement and the other agreements, instruments and documents contemplated hereby, and to carry out the transactions contemplated hereby and thereby.

4.3. Validity. This Agreement has been duly and validly executed and delivered by the Company and is the legal, valid and binding obligation of the Company, enforceable in accordance with its terms, except as such may be limited by bankruptcy, insolvency, reorganization or other laws affecting creditors’ rights generally, and by general equitable principles.

5.	CLOSING

The closing (the “Closing”) of the transactions provided for herein shall take place at the offices of Foley & Lardner LLP at 100 North Tampa Street, Suite 2700, Tampa Florida, 33602, on May 18, 2007, or at such other time and place as the parties hereto shall agree upon in writing. Such date is referred to in this Agreement as the “Closing Date”.

6.	WAIVER AND RELEASE

In consideration of the payment of the Purchase Price, and in consideration of the other obligations of Company and Seller under this Agreement, each of Seller and Company hereby knowingly and voluntarily waives, releases and forever discharges the other party and its officers, directors, employees, shareholders, and affiliates, if applicable, from any and all claims, demands, damages, lawsuits, obligations, promises, and causes of action of any kind whatsoever, both known and unknown, at law or in equity, that he/it may have had or has against the other party at any time from the beginning of time up to and including the date of this Agreement relating to or arising out of the Shares or the ownership of the Shares.

3

7.	MISCELLANEOUS

7.1. Further Assurance. From time to time, at the Company’s request and without further consideration, Seller will execute and deliver to the Company such documents and take such other action as the Company may reasonably request in order to consummate the transactions contemplated hereby.

7.2. Assignment; Parties in Interest.

7.2.(a) Assignment. Except as expressly provided herein, the rights and obligations of Seller hereunder may not be assigned, transferred or encumbered without the prior written consent of Company.

7.2.(b) Parties in Interest. This Agreement shall be binding upon, inure to the benefit of, and be enforceable by the respective successors and permitted assigns of the parties hereto. Nothing contained herein shall be deemed to confer upon any other person any right or remedy under or by reason of this Agreement.

7.3. Law Governing Agreement. This Agreement may not be modified or terminated orally, and shall be construed and interpreted according to the internal laws of the State of Florida, excluding any choice of law rules that may direct the application of the laws of another jurisdiction.

7.4. Amendment and Modification. This Agreement may be amended, modified or supplemented in such manner as may be agreed upon in writing by the parties hereto.

7.5. Entire Agreement. This instrument embodies the entire agreement between the parties hereto with respect to the transactions contemplated herein, and there have been and are no agreements, representations or warranties between the parties other than those set forth or provided for herein.

7.6. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

7.7. Headings. The headings in this Agreement are inserted for convenience only and shall not constitute a part hereof.

[Signatures on following page.]

4

IN WITNESS WHEREOF, the parties have executed this Stock Repurchase Agreement as of the date and year first above written.

THE COMPANY:

INTERSEARCH GROUP, INC., a Florida corporation

By:	/s/ Gary W. Bogatay, Jr.
Gary W. Bogatay, Jr.
Chief Financial Officer, Secretary, Treasurer

THE SELLER:

/s/ Robert Hoult
Robert Hoult

5

STOCK POWER

FOR VALUE RECEIVED, the undersigned, ROBERT HOULT (the “Assignor”), hereby sells, assigns and transfers unto INTERSEARCH GROUP, INC., a Florida corporation (the “Company”), One Hundred Seventy Five Thousand (175,000) shares of Common Stock of the Company, represented by Certificate No.             , and does hereby irrevocably constitute and appoint the Secretary of the Company to transfer such shares on the books of the Company.

Dated as of May 18, 2007.

“Assignor”

ROBERT HOULT

6

Exhibit 10.3

STOCK REPURCHASE AGREEMENT

THIS STOCK REPURCHASE AGREEMENT (this “Agreement”), is entered into as of May 18, 2007, by and between ANDREW KEERY (“Seller”) and INTERSEARCH GROUP, INC., a Florida corporation (the “Company”).

RECITALS

A. Seller holds shares of the Company’s Common Stock, $.001 par value per share (the “Common Stock”).

B. Seller desires to sell, and the Company desires to purchase from Seller, 200,000 (Two hundred thousand) shares of the Common Stock (the “Shares”) upon the terms and conditions herein set forth.

NOW THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants, agreements and conditions hereinafter set forth, and for good and other valuable consideration the receipt and sufficiency of which is hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

1.	SALE AND REPURCHASE OF SHARES

Subject to the terms and conditions of this Agreement, Seller hereby agrees to sell, assign, transfer, convey and deliver to the Company, and the Company hereby agrees to repurchase from Seller on the Closing Date, all of the Shares along with all increases, income, dividends, distributions and profits therefrom, and any and all other right, title and interest that Seller ever had or presently has in the Shares. Contemporaneously with the execution and delivery of this Agreement, Seller shall deliver to the Company all stock certificates representing the Shares, duly endorsed for transfer to the Company on and as of the Closing Date or with duly executed stock powers attached.

2.	PURCHASE PRICE – PAYMENT

2.1. Purchase Price. The aggregate purchase price (the “Purchase Price”) payable for the Shares shall be the sum of Two Hundred and Forty Thousand and 00/100 Dollars ($240,000).

2.2. Payment of Purchase Price. The Purchase Price shall be paid by the Company in full at the Closing (as such term is defined in Section 5 herein below).

3.	REPRESENTATIONS AND WARRANTIES OF SELLER

Seller makes the following representations and warranties to the Company, each of which is true and correct on the date hereof, shall be unaffected by any investigation heretofore or hereafter made by the Company, and shall survive the Closing of the transactions provided for herein.

3.1. Validity of Shares, Title, Power to Act, Validity of Agreement.

3.1.(a) Shares Validly Issued, Fully Paid and Nonassessable. Seller is the owner of record and beneficially of all of the Shares. There are no (a) securities convertible into or exchangeable for any of the Shares, (b) options, warrants or other rights to purchase or subscribe to any of the Shares, or (c) contracts, commitments, agreements, understandings or arrangements of any kind relating to the issuance, sale or transfer of any of the Shares.

3.1.(b) Title. Seller has, and at Closing the Company will receive, good and marketable title to the Shares, free and clear of all liens, security interests, levies, claims, pledges, equities, options, contracts, assessments, charges and other encumbrances or interests of any nature whatsoever, including, without limitation, voting trusts or agreements or proxies.

3.1.(c) Power. Seller has full power, legal right and authority to enter into, execute and deliver this Agreement and the other agreements, instruments and documents contemplated hereby, and to carry out the transactions contemplated hereby and thereby.

3.1.(d) Validity. This Agreement has been duly and validly executed and delivered by Seller and is the legal, valid and binding obligation of Seller, enforceable in accordance with its terms, except as such may be limited by bankruptcy, insolvency, reorganization or other laws affecting creditors’ rights generally, and by general equitable principles.

3.2. No Violation. Neither the execution and delivery of this Agreement nor the consummation by Seller of the transactions contemplated hereby and thereby (a) will violate any statute, law, ordinance, rule or regulation (collectively, “Laws”) or any order, writ, injunction, judgment, plan or decree (collectively, “Orders”) of any court, arbitrator, department, commission, board, bureau, agency, authority, instrumentality or other body, whether federal, state, municipal, foreign or other (collectively, “Government Entities”), (b) will require any authorization, consent, approval, exemption or other action by or notice to any Government Entity, or (c) will violate or conflict with, or constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, or will result in the termination of, or accelerate the performance required by, or result in the creation of any lien upon any of the assets of Seller (or the Shares) under, any term or provision of any contract, commitment, understanding, arrangement, agreement or restriction of any kind or character to which Seller is a party or by which Seller or any of their assets or properties may be bound or affected.

3.3. No Brokers or Finders. Seller not has retained, employed or used any broker or finder in connection with the transactions provided for herein or in connection with the negotiation thereof.

3.4. Disclosure. No representation or warranty by Seller in this Agreement, nor any statement, certificate, document or exhibit hereto furnished or to be furnished by or on behalf of Seller pursuant to this Agreement or in connection with transactions contemplated hereby, contains or shall contain any untrue statement of material fact or omits or shall omit a fact necessary to make the statements contained therein not misleading.

3.5. Access to Information. Prior to the date hereof, Seller and his legal and financial representatives have had the opportunity to ask questions of and receive answers from the Company, its officers and directors concerning the Company’s financial condition and business prospects, have requested copies of or access to certain documentation relating to the Company

2

and its financial and business affairs and have received all of such copies or access so requested. The transactions provided for herein have been negotiated on an arms-length basis, and Seller is comfortable and satisfied that the purchase price of the Shares is a fair price.

3.6. Status. Seller is a sophisticated investor with knowledge and experience in business and financial matters. Seller is an Accredited Investor (as defined in Rule 501 of Regulation D under the Securities Act of 1933, as amended). Seller acknowledges that he is an executive officer of the Company.

4.	REPRESENTATIONS AND WARRANTIES OF COMPANY

The Company makes the following representations and warranties to Seller, each of which is true and correct on the date hereof, shall be unaffected by any investigation heretofore or hereafter made by Seller, and shall survive the Closing of the transactions provided for herein.

4.1. Corporate Organization. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Florida. All of the Shares are validly issued, fully paid and nonassessable.

4.2. Power. The Company has all requisite corporate power and authority to enter into, execute and deliver this Agreement and the other agreements, instruments and documents contemplated hereby, and to carry out the transactions contemplated hereby and thereby.

4.3. Validity. This Agreement has been duly and validly executed and delivered by the Company and is the legal, valid and binding obligation of the Company, enforceable in accordance with its terms, except as such may be limited by bankruptcy, insolvency, reorganization or other laws affecting creditors’ rights generally, and by general equitable principles.

5.	CLOSING

The closing (the “Closing”) of the transactions provided for herein shall take place at the offices of Foley & Lardner LLP at 100 North Tampa Street, Suite 2700, Tampa Florida, 33602, on May 18, 2007, or at such other time and place as the parties hereto shall agree upon in writing. Such date is referred to in this Agreement as the “Closing Date”.

6.	WAIVER AND RELEASE

In consideration of the payment of the Purchase Price, and in consideration of the other obligations of Company and Seller under this Agreement, each of Seller and Company hereby knowingly and voluntarily waives, releases and forever discharges the other party and its officers, directors, employees, shareholders, and affiliates, if applicable, from any and all claims, demands, damages, lawsuits, obligations, promises, and causes of action of any kind whatsoever, both known and unknown, at law or in equity, that he/it may have had or has against the other party at any time from the beginning of time up to and including the date of this Agreement relating to or arising out of the Shares or the ownership of the Shares.

3

7.	MISCELLANEOUS

7.1. Further Assurance. From time to time, at the Company’s request and without further consideration, Seller will execute and deliver to the Company such documents and take such other action as the Company may reasonably request in order to consummate the transactions contemplated hereby.

7.2. Assignment; Parties in Interest.

7.2.(a) Assignment. Except as expressly provided herein, the rights and obligations of Seller hereunder may not be assigned, transferred or encumbered without the prior written consent of Company.

7.2.(b) Parties in Interest. This Agreement shall be binding upon, inure to the benefit of, and be enforceable by the respective successors and permitted assigns of the parties hereto. Nothing contained herein shall be deemed to confer upon any other person any right or remedy under or by reason of this Agreement.

7.3. Law Governing Agreement. This Agreement may not be modified or terminated orally, and shall be construed and interpreted according to the internal laws of the State of Florida, excluding any choice of law rules that may direct the application of the laws of another jurisdiction.

7.4. Amendment and Modification. This Agreement may be amended, modified or supplemented in such manner as may be agreed upon in writing by the parties hereto.

7.5. Entire Agreement. This instrument embodies the entire agreement between the parties hereto with respect to the transactions contemplated herein, and there have been and are no agreements, representations or warranties between the parties other than those set forth or provided for herein.

7.6. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

7.7. Headings. The headings in this Agreement are inserted for convenience only and shall not constitute a part hereof.

[Signatures on following page.]

4

IN WITNESS WHEREOF, the parties have executed this Stock Repurchase Agreement as of the date and year first above written.

THE COMPANY:

INTERSEARCH GROUP, INC., a Florida corporation

By:	/s/ Gary W. Bogatay, Jr.
Gary W. Bogatay, Jr.
Chief Financial Officer, Secretary, Treasurer

THE SELLER:

/s/ Andrew Keery
Andrew Keery

5

STOCK POWER

FOR VALUE RECEIVED, the undersigned, ANDREW KEERY (the “Assignor”), hereby sells, assigns and transfers unto INTERSEARCH GROUP, INC., a Florida corporation (the “Company”), Two Hundred Thousand (200,000) shares of Common Stock of the Company, represented by Certificate No.         , and does hereby irrevocably constitute and appoint the Secretary of the Company to transfer such shares on the books of the Company.

Dated as of May 18, 2007.

“Assignor”

ANDREW KEERY

6

Exhibit 10.4

AMENDMENT NO. 4 TO INTERSEARCH GROUP, INC.

2005 EQUITY INCENTIVE PLAN

THIS AMENDMENT NO. 4 to the InterSearch Group, Inc. (the “Company”) 2005 Equity Incentive Plan (the “Plan”) amends the Plan as set forth below effective as of the effective date of the approval of the Board of Directors of the Company.

All capitalized terms not specifically defined in this Amendment shall have the meanings provided to them in the Plan.

NOW, THEREFORE, the Plan is hereby amended as follows:

1.	Section 4(f)(2) of the Plan is hereby amended in its entirety to read as follows:

“(2) Except as otherwise provided by the Administrator, each Non-Employee Director shall, as of the day such person first becomes a member of the Board, automatically be granted a Non-Qualified Stock Option to purchase 60,000 shares of Stock minus, 5,000 shares of Stock multiplied by the number of full 30-day periods between the date of the last annual meeting of shareholders and the day such person first becomes a member of the Board (the “Initial Grant”); provided, however, that the date of the Initial Grant to Non-Employee Directors serving in such capacity as of the effective date of the Plan shall be on the effective date of the Plan. Further, except as otherwise provided by the Administrator, each Non-Employee Director (if he or she continues to serve in such capacity) shall, on the first business day following the annual meeting of shareholders in each year during the time the Plan is in effect (beginning with the annual shareholders’ meeting in 2007), be granted a Non-Qualified Stock Option to purchase 45,000 shares of Stock (the “Annual Grant”), which number of shares shall be subject to adjustment in the manner provided in Section 9 of the Plan. If that number of shares of Stock available for grant under the Plan is not sufficient to accommodate the awards of Nonqualified Stock Options to Non-Employee Directors, then the remaining shares of Stock available for such automatic awards shall be granted to each Non-Employee Director who is to receive such an award on a pro-rata basis. No further grants shall be made until such time, if any, as additional shares of Stock become available for grant under the Plan.”

2.	Except to the extent amended hereby, the terms and provisions of the Plan shall remain in full force and effect.

Exhibit 15.1

EXHIBIT 15.1 – LETTER ON UNAUDITED INTERIM FINANCIAL INFORMATION

In accordance with standards established by the Public Company Accounting Oversight Board, we have made a limited review of the financial data as of June 30, 2007, and for the three and six month periods ended June 30, 2007 and 2006 (the “Report”) presented in the InterSearch Group, Inc. (the “Company”) Form 10-QSB for the quarter ended June 30, 2007.

We are aware of the incorporation by reference of our Report in the following registration statements:

(1) Registration Statement on Form S-8 (File No. 333-137592) pertaining to the Company’s 2004 Equity Incentive Plan and the Company’s 2005 Equity Incentive Plan; and

(2) Prospectus Supplement pertaining to the Company’s Registration Statement on Form SB-2 (No. 333-137242).

/s/ Hacker, Johnson & Smith PA
HACKER, JOHNSON & SMITH PA
Tampa, Florida
August 14, 2007

Exhibit 31.1

EXHIBIT 31.1 – CERTIFICATION OF PRINCIPAL EXECUTIVE OFFICER

I, Daniel M. O’Donnell, certify that:

1.	I have reviewed this Quarterly Report on Form 10-QSB of InterSearch Group, Inc.;

2.	Based on my knowledge, this report does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this report;

3.	Based on my knowledge, the financial statements, and other financial information included in this report, fairly present in all material respects the financial condition, results of operations and cash flows of the small business issuer as of, and for, the periods presented in this report;

4.	The small business issuer’s other certifying officer and I are responsible for establishing and maintaining disclosure controls and procedures (as defined in Exchange Act Rules 13a-15(e) and 15d-15(e)) for the small business issuer and have:

a)	Designed such disclosure controls and procedures, or caused such disclosure controls and procedures to be designed under our supervision, to ensure that material information relating to the small business issuer, including its consolidated subsidiaries, is made known to us by others within those entities, particularly during the period in which this report is being prepared;

b)	Evaluated the effectiveness of the small business issuer’s disclosure controls and procedures and presented in this report our conclusions about the effectiveness of the disclosure controls and procedures, as of the end of the period covered by this report based on such evaluation; and

c)	Disclosed in this report any change in the small business issuer’s internal control over financial reporting that occurred during the small business issuer’s most recent fiscal quarter (the small business issuer’s fourth fiscal quarter in the case of an annual report) that has materially affected, or is reasonably likely to materially affect, the small business issuer’s internal control over financial reporting; and

5.	The small business issuer’s other certifying officer and I have disclosed, based on our most recent evaluation of internal control over financial reporting, to the small business issuer’s auditors and the audit committee of small business issuer’s board of directors (or persons performing the equivalent functions):

a)	All significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect the small business issuer’s ability to record, process, summarize and report financial information; and

b)	Any fraud, whether or not material, that involves management or other employees who have a significant role in the small business issuer’s internal control over financial reporting.

Date: August 14, 2007

/s/ Daniel M. O’Donnell
Daniel M. O’Donnell President and Chief Executive Officer

Exhibit 31.2

EXHIBIT 31.2 – CERTIFICATION OF PRINCIPAL FINANCIAL OFFICER

I, Gary W. Bogatay, Jr., certify that:

1.	I have reviewed this Quarterly Report on Form 10-QSB of InterSearch Group, Inc.;

2.	Based on my knowledge, this report does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this report;

3.	Based on my knowledge, the financial statements, and other financial information included in this report, fairly present in all material respects the financial condition, results of operations and cash flows of the small business issuer as of, and for, the periods presented in this report;

4.	The small business issuer’s other certifying officer and I are responsible for establishing and maintaining disclosure controls and procedures (as defined in Exchange Act Rules 13a-15(e) and 15d-15(e)) for the small business issuer and have:

a)	Designed such disclosure controls and procedures, or caused such disclosure controls and procedures to be designed under our supervision, to ensure that material information relating to the small business issuer, including its consolidated subsidiaries, is made known to us by others within those entities, particularly during the period in which this report is being prepared;

b)	Evaluated the effectiveness of the small business issuer’s disclosure controls and procedures and presented in this report our conclusions about the effectiveness of the disclosure controls and procedures, as of the end of the period covered by this report based on such evaluation; and

c)	Disclosed in this report any change in the small business issuer’s internal control over financial reporting that occurred during the small business issuer’s most recent fiscal quarter (the small business issuer’s fourth fiscal quarter in the case of an annual report) that has materially affected, or is reasonably likely to materially affect, the small business issuer’s internal control over financial reporting; and

5.	The small business issuer’s other certifying officer and I have disclosed, based on our most recent evaluation of internal control over financial reporting, to the small business issuer’s auditors and the audit committee of small business issuer’s board of directors (or persons performing the equivalent functions):

a)	All significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect the small business issuer’s ability to record, process, summarize and report financial information; and

b)	Any fraud, whether or not material, that involves management or other employees who have a significant role in the small business issuer’s internal control over financial reporting.

Date: August 14, 2007

/s/ Gary W. Bogatay, Jr.
Gary W. Bogatay, Jr.
Chief Financial Officer, Secretary and Treasurer

Exhibit 32.1

EXHIBIT 32.1 – WRITTEN STATEMENT OF THE CHIEF EXECUTIVE OFFICER PURSUANT TO 18

U.S.C. SECTION 1350

Solely for the purposes of complying with 18 U.S.C. Section 1350, as adopted pursuant to Section 906 of the Sarbanes-Oxley Act of 2002, I, the undersigned President and Chief Executive Officer of InterSearch Group, Inc., a Florida corporation (the “Company”), hereby certify, based on my knowledge, that the Quarterly Report on Form 10-QSB of the Company for the quarter ended June 30, 2007 (the “Report”) fully complies with the requirements of Section 13(a) of the Securities Exchange Act of 1934 and that information contained in the Report fairly presents, in all material respects, the financial condition and results of operations of the Company.

/s/ Daniel M. O’Donnell
Daniel M. O’Donnell
President and Chief Executive Officer

Dated: August 14, 2007

Exhibit 32.2

EXHIBIT 32.2 – WRITTEN STATEMENT OF THE CHIEF FINANCIAL OFFICER PURSUANT TO 18

U.S.C. SECTION 1350

Solely for the purposes of complying with 18 U.S.C. Section 1350, as adopted pursuant to Section 906 of the Sarbanes-Oxley Act of 2002, I, the undersigned Chief Financial Officer, Secretary and Treasurer of InterSearch Group, Inc., a Florida corporation (the “Company”), hereby certify, based on my knowledge, that the Quarterly Report on Form 10-QSB of the Company for the quarter ended June 30, 2007 (the “Report”) fully complies with the requirements of Section 13(a) of the Securities Exchange Act of 1934 and that information contained in the Report fairly presents, in all material respects, the financial condition and results of operations of the Company.

/s/ Gary W. Bogatay, Jr.
Gary W. Bogatay, Jr.
Chief Financial Officer, Secretary and Treasurer

Dated: August 14, 2007